SECOND AMENDMENT
                             TO AGREEMENT OF SALE

     This Second Amendment (the "Amendment") is entered into as of September 24, 1996 between ROBERT HEIDENBERG ("Purchaser") and AMERICAN WAY PARTNERS, an Illinois limited partnership ("Seller").

                                   RECITALS

     Purchaser and Seller have entered into a certain Agreement of Sale dated as of June 6, 1996 as amended pursuant to that certain First Amendment to Agreement of Sale dated June 26, 1996 (the "Agreement") with respect to certain property commonly known as American Way Mall located in Fairfield, New Jersey (the "Property").

     The Closing Date under the Agreement is presently scheduled for September 25, 1996 and Purchaser has requested that Seller extend the Closing Date to January 25, 1997 in order to allow Purchaser additional time to negotiate the possible purchase of a parcel of land adjacent to the Property (the "Adjacent Parcel") and Seller is willing to so extend such Closing Date in accordance with the terms of this Amendment.

     NOW THEREFORE, in consideration of the above recitals and the covenants contained herein, the parties hereby amend the Agreement, effective as of the date hereof as follows:

     1. Incorporation. The above recitals are incorporated into the Agreement as though fully set forth herein.

     2. Definitions. All capitalized terms not otherwise defined herein or modified hereby shall have the same meanings as ascribed to them in the Agreement.

     3. Closing Date. Paragraph 9 of the Agreement is amended by substituting "January 25, 1997" for "September 25, 1996" and all references to as the Closing Date shall hereafter mean January 25, 1997.

     4. Target Transfer. Paragraph 25 of the Agreement is amended by substituting the date "February 25, 1997" in each place that "October 25, 1996" appears.

     5. Additional Consideration. In consideration of Seller extending the Closing Date and executing the present Amendment, Purchaser further agrees with Seller that:

          (a) The Purchase Price for the Property is hereby increased as follows; (i) if the closing occurs on or before November 1, 1996 the Purchase Price shall be Five Million Three Hundred Thousand and no/100 Dollars ($5,300,000.00), (ii) if the closing occurs after November 1, 1996 but on or before December 15, 1996 the Purchase Price shall be Five Million Four Hundred Thousand and no/100 Dollars ($5,400,000.00), and (iii) if the closing occurs after December 15, 1996 the Purchase Price shall be Five Million Five Hundred
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Thousand and no\100 Dollars ($5,500,000.00).   Contemporaneously with the
execution of this Amendment Purchaser shall pay and deliver to Seller by wire transfer as additional Earnest Money the sum of Fifty Thousand and No/100 Dollars ($50,000.00). Said additional Earnest Money shall also be retained by Seller following a default by Purchaser as provided under Paragraph 11 of the Agreement and Seller acknowledges that the retention of the additional Earnest Money and the Earnest Money and interest to be delivered to Seller pursuant to Paragraph 5 of this Amendment constitutes Seller's sole remedy as to damages or any other remedy as set forth in said Paragraph 11.

          (b) Purchaser shall not be entitled to any credit to be deducted from the Purchase Price as a result of the prepayment of rent by Steak & Ale of New Jersey, Inc. as set forth at paragraph 3(a) of the Lease executed by Steak & Ale of New Jersey, Inc. dated February 15, 1984.

          (c) Seller shall not be required to obtain the consent of the New Jersey Department of Transportation to the assignment of the Lease between Seller and said party as Lessor, a copy of which has been attached to the Agreement and Purchaser agrees to accept said Assignment without said consent and in connection with the assignment of the Lease between Seller and VSH Realty, a copy of which has been attached to the Agreement, Seller's only obligation shall be to request the consent of VSH to said Assignment and in the event said consent is not obtained, Purchaser shall accept the Assignment of said Lease without said consent of VSH Realty.

          (d) Purchaser acknowledges that it has received a survey dated June 21, 1996 of the Property and that it has accepted and approved all matters as shown therein.

          (e) Purchaser acknowledges that it has received First American Title Insurance Commitment No. 101-ATA-5326 dated May 30, 1996 and that the title to the Property shall be conveyed to Purchaser subject to Schedule B, Section II, Exceptions 10 through 20 as described therein as Permitted Exceptions provided that in connection with exception 20 same shall only apply to tenants under existing leases or under New Leases as defined in the Agreement. Seller agrees that it will also request the Title Insurer to also insure, at the expense of Purchaser, the easement recorded in Book 5069 page 936 for the benefit of Purchaser. If the Title Insurer is unable to insure said easement, Purchaser acknowledges and agrees that said inability will not be a ground for delaying or changing the Closing Date and Purchaser will complete the sale and transfer of the Property without the benefit of said title insurance. Any additional title exceptions raised by the Title Insurer in connection with insuring said easement shall be considered Permitted Exceptions.

          (f) Purchaser acknowledges that the conditions concerning a contiguity endorsement and 3.1 zoning endorsement set forth in paragraph 33 of the Agreement have been waived by Purchaser.

          (g) Nothing contained in this Amendment shall be construed as allowing Purchaser to any further extension of the Closing Date including but not limited to Purchaser's inability to consummate the acquisition of the Adjacent Parcel on or before the Closing Date as set forth herein.
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     5.   Escrow Agreement.  In addition, Purchaser and Seller agree that by their execution of the present Amendment, a copy of which shall be delivered by Seller after its execution to the Escrow Agent, that the Escrow Agent is hereby empowered and directed to deliver to Seller immediately all Earnest Money, together with interest accrued thereon being held by Escrow Agent under the Escrow Agreement to be applied against the Purchase Price at closing or retained by Seller pursuant to Paragraph 11 of the Agreement.

     6. Continuation. Except as expressly set forth herein, the Agreement remains in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

Executed by Purchaser on           PURCHASER:
                  , 1996
------------------
                                    /s/ Robert Heidenberg
                                   ------------------------------------
                                   Robert Heidenberg


Executed by Seller on              SELLER:
       9/26       , 1996
------------------                 AMERICAN WAY PARTNERS, an Illinois
                                   limited partnership

                                   By:  BALCOR CURRENT INCOME PARTNERS-85,
                                        an Illinois general partnership

                                   By:  THE BALCOR COMPANY, a Delaware
                                        corporation, Its General Partner


                                   By:   /s/ James E. Mendelson
                                        --------------------------------------
                                             James E. Mendelson
                                             Authorized Representative
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